PROSPECTUS SUPPLEMENT NO. 40 (To Prospectus dated July 11, 2011)	Filed pursuant to Rule 424(b)(3) Registration No. 333-164935

Portage Biotech Inc.

46,472,500 Shares of Common Stock
_____________________________

This prospectus supplement updates and supplements the prospectus dated July 11, 2011, relating to the resale of up to 46,472,500 shares of our common stock by certain selling stockholders.

This prospectus supplement contains updated information relating to the 2013 Stock Option Plan on Form S-8, which was filed with the U.S. Securities and Exchange Commission on December 19, 2013.

You should read this prospectus supplement in conjunction with the prospectus dated July 11, 2011, including any supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto.

Our common stock is quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “PTGEF” and on the Canadian National Stock Exchange (CNSX) under the symbol PBT.U.

The high and low bid prices for our common stock on the OTC Bulletin Board on December 20, 2013 were US$0.18 and US$0.15 per share respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Investing in our common shares involves a high degree of risk.  See “Risk Factors” beginning on page 7 of the prospectus.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

____________________________

Prospectus Supplement dated December 23, 2013

As filed with the U.S. Securities and Exchange Commission on December 17, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PORTAGE BIOTECH INC.
(Exact name of Registrant as Specified in its Charter)

BRITISH VIRGIN ISLANDS
(State of Incorporation)

NOT APPLICABLE
(I.R.S. Employer Identification Number)

47 AVENUE ROAD, SUITE 200, TORONTO, ONTARIO, CANADA M5R 2G3
(Address of principal executive offices) (zip code)

2013 STOCK OPTION PLAN
(Full Title of the Plan)

NOT APPLICABLE
(Name and address of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer □ Accelerated filer □
Non-accelerated filer □ Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
2013 Stock Option Plan	Common Stock, no par value	4,450,000 Shares(1)	$0.18	$801,000	$103.17

				Total Fee	$103.17

(1) This Registration Statement also covers any additional shares of Common Stock which become issuable under the 2013 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Portage Biotech Inc. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plans described herein.
(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the fair market value per share of Common Stock of Portage Biotech Inc. on December 17, 2013.

EXPLANATORY NOTE

This Registration Statement covers the maximum number of shares of the Registrant’s common stock that could be issued under its 2013 Stock Option Plan.

PART I

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note of Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

ITEM 3.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC since the end of the fiscal year covered by the annual report referred to below under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934.

(a) The Company's Annual Report on Form 20-F for its fiscal year ended March 31, 2013 filed July 25, 2013 (Commission File No. 0-30314);
(b) All other reports filed by the Company with the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to March 31, 2013; and
(c) The description of the Company's Common Stock contained in exhibit 4.1.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

British Virgin Islands law (“BVI law”) and our Bylaws generally authorize us to indemnify our directors, officers, employees and agents against particular liabilities, including the advancement of expenses, for any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Our Bylaws provide that we will indemnify our directors, officers, employees and agents to the full extent provided under BVI law. Our directors and officers are also excused under our Bylaws for monetary liability to us for particular errors of judgment or oversight. These provisions do not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. However, as a practical matter, equitable relief may not be available. In the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act. As a result, the above provisions may not limit liability of our directors, officers, employees and agents for violations of, or relieve them from the necessity of complying with, the federal securities laws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number

4.1 Specimen of Common Stock

5.1 Opinion of Olshan Frome Wolosky LLP regarding legality of shares.

10 2013 Stock Option Plan.

23.1	Consent of Olshan Frome Wolosky LLP (contained as part of Exhibit 5.1).

23.2 Consent of Schwartz Levisky Feldman llp Chartered Accountants.

24. Power of Attorney (contained as part of the signature page).

ITEM 9. UNDERTAKINGS.

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on December 17, 2013.

PORTAGE BIOTECH INC.

By: __/s/ Kam Shah_____________
Kam Shah
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kam Shah as the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE TITLE

Chief Executive Officer and Director
_/s/ Declan Doogan_____________ (Principal Executive Officer)
Declan Doogan

Date: December 17, 2013

Chief Financial Officer and Director
/s/ Kam Shah_________________ (Principal Financial Officer)
Kam Shah

Date: December 17, 2013

/s/ Gregory Bailey_____________ Director
Gregory Bailey

Date: December 17, 2013

_/s/ James Mellon_____________ Director
James Mellon

Date: December 17, 2013